Amendment to 2019 Performance-Based Restricted Stock Unit Award Agreement

This Amendment, effective February 13, 2020, to the Performance-Based Restricted Stock Unit Award Agreement (the “Agreement”) dated as of February 25, 2019 is made between FARO Technologies, Inc. (the “Company”) and _____________________________ (the “Grantee”). This Amendment is included in and made a part of the Agreement.

1. Amendment. Section 5 of Exhibit A to the Agreement is hereby amended and restated in its entirety to read as follows:

“5. Change in Control.

(a) In the event of a Change in Control: (i) the Performance Period shall be deemed to have ended as of the date of the consummation of the Change in Control (the “CIC Date,” and such Performance Period, the “Abbreviated Performance Period”), (ii) the TSR for the Company and each of the Peer Companies shall be calculated by using the Closing Value of each company’s common stock as of the CIC Date, and (iii) the number of earned Restricted Stock Units for such Abbreviated Performance Period (the “CIC Earned Units”) shall be determined in accordance with section 3 above, provided that any reference to “Performance Period” in section 3 above shall be deemed to be a reference to the Abbreviated Performance Period for purposes of this calculation.

(b) If this Restricted Stock Unit Award is not continued or assumed by the Surviving Entity or otherwise equitably converted or substituted for in connection with a Change in Control, the number of Grantee’s CIC Earned Units, as determined in accordance with section 5(a) above, shall vest immediately upon the CIC Date and settle in accordance with section 3 of the Agreement (unless a later date is required by Section 17.3 of the Plan).

(c) If this Restricted Stock Unit Award is continued or assumed by the Surviving Entity or otherwise equitably converted or substituted for in connection with a Change in Control, the Grantee’s CIC Earned Units shall be determined in accordance with section 5(a) above. The Pro Rata Portion of the Grantee’s CIC Earned Units shall vest immediately upon the CIC Date and settle in accordance with section 3 of the Agreement (unless a later date is required by Section 17.3 of the Plan), and the balance of the Grantee’s CIC Earned Units (the “Continued Units”) shall convert immediately upon the CIC Date into a time-based vesting award for the remaining duration of the original Performance Period and, assuming the Grantee’s continued employment, shall vest on the last day of the original Performance Period; provided, however, if within one year after the CIC Date, the Grantee’s employment is terminated without Cause or the Grantee resigns for Good Reason, then the Grantee’s Continued Units shall vest immediately as of the date of his or her termination of Continuous Service and settle in accordance with section 3 of the Agreement (unless a later date is required by Section 17.3 of the Plan).

(d) The “Pro Rata Portion” means that number of Restricted Stock Units equal to the product obtained by multiplying (x) the total number of CIC Earned Units (as determined in accordance with section 5(a) of this Exhibit) by (y) a fraction, the numerator of which is the number of days elapsed from the first day of the original Performance Period through the CIC Date and the denominator of which is the number of days in the original Performance Period.”

2. Effect on Agreement. This Amendment has no effect on the other terms of the Agreement, and the Agreement shall otherwise continue in full force and effect.

FARO TECHNOLOGIES, INC.

By:
Name: Katrona Tyrrell
Title: Chief People Officer